EXHIBIT 12.1



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Synergy Resources
S-3 Fixed Charges Ratios


                                Nine months         Year ended August 31,
                                   Ended       -----------------------------------------
Earnings                       May 31, 2015    2014      2013     2012     2011      2010
                               ------------    ------    ----     ----     ----      ----

Income before income taxes         36,440     43,867    16,451   11,792  (11,600)  (10,794)
 Plus Fixed Charges                 2,796      1,434     1,227      208    4,958     2,609
 Less Capitalized Interest          2,682      1,434     1,130      208      710       270
  Earnings                         36,554     43,867    16,548   11,792   (7,352)   (8,455)

 Ratio                                 13         31        13       57       (1)       (3)

 Fixed Charges:                     2,796      1,434     1,227      208    4,958     2,609
 Interest Expense
 Revolving bank credit facility     2,189        986     1,067      108       42        30
 Convertible Promissory Note at 8%      -          -         -        -      590       791
 Related party note payable at 5.25%                                          74         -
 Accretion of debt discount                                                2,664     1,334
 Amortization of debt issuance costs  607        448       160       32    1,588       454
 Other                                             -         -       68        -         -
 Total Interest                     2,796      1,434     1,227      208    4,958     2,609
 Capitalized Interest              (2,682)    (1,434)   (1,130)    (208)    (710)      (270)
 TOTAL                                114          -        97        -    4,248      2,339




 Interest Expense May 31, 2015

 Interest Expense - CBC              457,083.28
 Interest Expense - Suntrust       1,732,263.89
                                   2,189,347.17
 Amortization of debt costs          607,357.42

 Capitalized                       2,682,294.00